Exhibit 99.1

NEWS RELEASE

Cardtronics Chief Financial Officer Chris Brewster to Retire

HOUSTON, April 6, 2015 –  Cardtronics Inc. (Nasdaq:CATM) today announced that its chief financial officer, Chris Brewster, has notified the company of his plans to retire later this year. Cardtronics, the world’s largest retail ATM owner / operator, has retained executive search firm Spencer Stuart to conduct a search for Brewster’s successor. He will remain in his position until a new CFO is appointed and will assist his successor to ensure an orderly transition.

Steve Rathgaber, Cardtronics chief executive officer, said:

“Chris has been the face of the company, to the investor community, for almost a decade. His character and credibility have been tremendous assets to Cardtronics. Additionally his communication skills and style have facilitated and delivered a deep understanding of our business to investors.  Over the past eleven years, he has led Cardtronics through 22 acquisitions and over a five-fold increase in revenues. Chris has overseen our expansion from the United States into the United Kingdom, Mexico, Canada, Germany and Poland. I am truly grateful to have had Chris as my CFO for these past five plus years.”

Chris Brewster, Cardtronics chief financial officer, said:

“I’m proud to have been a part of Cardtronics over the last decade, and it has been delightful to work with such a talented and dedicated team. Cardtronics is well-positioned for continued growth, with strong leadership across the board. I’m looking forward to helping the team make a smooth transition to a new CFO.”

Brewster, 65, joined Cardtronics as CFO in 2004 and was instrumental in transitioning the Company from ownership by private equity to the public market. Prior to joining Cardtronics, he served in financial leadership positions at a series of multi-unit service businesses. He has served as chief financial officer of three NYSE-listed public companies whose revenues ranged from $400 million to $1.7 billion. He also serves on the board of the Houston Area Parkinson Society, a non-profit organization. He is a graduate of MIT and the Harvard Business School.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 110,200 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America’s most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

832-308-4975 ir@cardtronics.com
Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

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